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Exhibit 99.(a)(1)(D)

Sanmina-SCI Corporation

Pursuant to the Offer to Purchase, dated February 17, 2005, for Cash
Up to $735,632,000 Aggregate Principal Amount at Maturity of its Outstanding
Zero Coupon Convertible Subordinated Debentures due 2020
(CUSIP NOS. 800907AD9/800907AC1; ISIN NOS. US800907AD93/US800907AC11)

THE OFFER TO PURCHASE WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 18, 2005, UNLESS EXTENDED OR EARLIER TERMINATED BY SANMINA-SCI CORPORATION.

February 17, 2005

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        Enclosed for your consideration is the above-referenced Offer to Purchase, the ("offer to purchase,") dated February 17, 2005, and the related letter of transmittal relating to the offer by Sanmina-SCI Corporation, a Delaware corporation, referred to as "Sanmina-SCI," to purchase for cash, upon the terms and subject to the conditions set forth in the offer to purchase and the related letter of transmittal, up to $735,632,000 aggregate principal amount at maturity of its outstanding Zero Coupon Convertible Subordinated Debentures due 2020, referred to as the "Zero Coupon Debentures," at a purchase price of $543.75 per $1,000 principal amount at maturity.

        The offer to purchase together with the letter of transmittal (and any amendments or supplements to the offer to purchase and the letter of transmittal) constitutes the "offer" with respect to the Zero Coupon Debentures. The maximum aggregate principal amount at maturity listed above for the Zero Coupon Debentures to be purchased is referred to as the "offer amount." The offer amount for the Zero Coupon Debentures is approximately 64.3% of the aggregate principal amount at maturity of the Zero Coupon Debentures outstanding as of February 17, 2005.

        In the event that the amount of the Zero Coupon Debentures properly tendered, and not withdrawn, on or prior to the expiration date exceeds the offer amount for the Zero Coupon Debentures, then, subject to the terms and conditions of the offer, Sanmina-SCI will accept for payment all such Zero Coupon Debentures on a pro rata basis. Sanmina-SCI will make appropriate adjustments to avoid purchases of fractional Zero Coupon Debentures that are not in multiples of $1,000 principal amount at maturity.

        For your information and for forwarding to your clients for whom you hold Zero Coupon Debentures registered in your name or in the name of your nominee, we are enclosing the following documents:

        1.     Offer to Purchase, dated February 17, 2005.

        2.     A letter of transmittal for the Zero Coupon Debentures for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute IRS Form W-9 providing information relating to backup U.S. federal income tax withholding.

        3.     Notice of Guaranteed Delivery.

        4.     A printed form of letter which may be sent to your clients for whose accounts you hold Zero Coupon Debentures registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the offer. This form will enable your clients to tender all Zero Coupon Debentures that they own.

        DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

        We urge you to contact your clients as promptly as possible in order to obtain their instructions.

        Any inquiries you may have with respect to the offer should be addressed to the information agent or to the dealer manager for the offer at their respective addresses and telephone numbers as set forth on the back cover of the offer document. Additional copies of the enclosed materials may be obtained from the information agent.

        Certain terms used but not defined herein shall have the meanings ascribed to them in the offer to purchase.

Very truly yours,
Banc of America Securities LLC

Nothing contained herein or in the enclosed documents shall constitute you as the agent of Sanmina-SCI Corporation, the dealer manager, the information agent, the depositary, or any of their respective affiliates, or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the offer other than the documents enclosed herewith and the statements contained therein.

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  Exhibit 99.(a)(1)(D)